UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: April 8, 2010

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

National CineMedia, Inc.’s (the “Company”) subsidiary, National CineMedia, LLC (“NCM LLC”), previously entered into a transaction on March 2, 2007 (the “Old Transaction”) with Lehman Brothers Special Financing Inc. (“Lehman”) for the purpose of hedging a portion of its exposure to increases in interest rates under the Credit Agreement (as defined below). Effective February 8, 2010, NCM LLC entered into a Novation Agreement (the “Novation Agreement”) with Lehman and Barclays Bank PLC (“Barclays”), pursuant to which, among other things, Lehman transferred by novation to Barclays, and Barclays accepted the transfer by novation of, all of the rights, liabilities, duties and obligations of Lehman under and in respect of the Old Transaction. The Old Transaction was evidenced by, among other things, an ISDA Master Agreement and related Schedule, each dated as of March 2, 2007, between Lehman and NCM LLC (the “Old Agreement”).

On April 8, 2010, NCM LLC entered into an ISDA Master Agreement and related Schedule, each dated February 4, 2010, with Barclays (the “New Agreement”). The New Agreement is substantially similar in all material respects to the Old Agreement except that (i) the New Agreement contains a cross default to other debt of NCM LLC with a $25,000,000 threshold; (ii) the New Agreement contains certain “Additional Termination Events” protecting the collateral position of Barclays; and (iii) the New Agreement incorporates the provisions of the Credit Agreement (defined below) by reference into the New Agreement until certain mark-to-market exposure thresholds are met.

NCM LLC is the borrower under an $805,000,000 Credit Agreement (as amended, the “Credit Agreement”), dated February 13, 2007, among the several lenders party, Barclays as administrative agent and the other agents party thereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	ISDA Master Agreement dated as of February 4, 2010 between National CineMedia, LLC and Barclays Bank PLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: April 14, 2010	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary